Exhibit 99.1

NEWS RELEASE

http://www.AGCOcorp.com

For immediate release

Investor contact:

Greg Peterson

Tel.: +1.770.232.8229

Email: greg.peterson@agcocorp.com

AGCO COMPLETES ACQUISTION OF GSI HOLDINGS

Extends Agricultural Reach into Grain Storage and Protein Production Systems

DULUTH, GA, December 1, 2011 – AGCO, Your Agriculture Company (NYSE: AGCO), a worldwide manufacturer and distributor of agricultural equipment, today announced that it has completed the acquisition of GSI Holdings Corp. (GSI) from affiliates of New York-based Centerbridge Partners, L.P. for $928 million, net of cash acquired and subject to customary closing adjustments. This action follows recent regulatory clearance of the transaction. GSI is a leading global manufacturer of grain storage and protein production systems. Headquartered in Assumption, Illinois, GSI sells its products globally through more than 500 independent dealers.

“AGCO and GSI share a similar culture and commitment to superior agricultural products and service, and together, we will give our customers even greater access to technology to help them be more productive and profitable,” stated Martin Richenhagen, AGCO’s Chairman, President and Chief Executive Officer. “With its high quality products and services, recognized brands and global capabilities, GSI gives AGCO strong positions in the grain storage and protein production segments and is well-positioned to benefit from increases in global grain and food demand.”

“The integration of GSI into AGCO is a very positive step for our company’s future development and its employees, customers and dealers,” said Scott Clawson, President and Chief Executive Officer of GSI. “AGCO provides excellent prospects for GSI, given its global presence, which will open up new distribution and growth opportunities. At the same time, GSI’s industry-leading products and expertise in grain storage and protein production systems will also represent a major enrichment to AGCO’s plans for market expansion. “We are excited about continuing our success as part of the AGCO family.”

Effective today, Mr. Clawson is appointed Senior Vice President, AGCO and Chief Executive Officer of GSI, reporting directly to Mr. Richenhagen. “I am pleased to have Scott as a new member of our senior management team,” said Mr. Richenhagen. “Scott has a strong track

CHALLENGER — FENDT  — MASSEY FERGUSON — VALTRA

record of success growing GSI’s revenue and profitability. I am confident he will be a valuable leader as we work together to deliver quality products to our customers and improved growth, profitability and value for our shareholders.” In his new role, Mr. Clawson will work closely with AGCO’s Regional General Managers to develop synergies and growth opportunities across the globe.

Prior to joining GSI in 2007, Mr. Clawson served as Chief Executive Officer of Ryko Enterprises, the largest manufacturer of vehicle wash systems in North America and the second largest worldwide. Between 1998 and 2003, he held various executive roles at Danaher Corporation and served as President of Gilbarco Veeder-Root, a $1 billion global leader in petroleum equipment and services.

Safe Harbor Statement

Statements which are not historical facts, including expectations regarding industry demand, product offerings, the impacts of integration, sales growth and market position, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. These risks include possible declines in demand for products as a result of weather, demand and other conditions that impact farm income, actions by producers of competitive products, and the general risks attendant to acquisitions. Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2010. AGCO disclaims any obligation to update any forward-looking statements except as required by law.

ABOUT AGCO

AGCO, Your Agriculture Company, (NYSE: AGCO), a Fortune 500 company, was founded in 1990 and offers a full product line of tractors, combines, hay tools, sprayers, forage equipment, tillage, implements, and related replacement parts. AGCO agricultural products are sold under the core brands of Challenger®, Fendt®, Massey Ferguson® and Valtra® and are distributed globally through 2,600 independent dealers and distributors in more than 140 countries worldwide. Retail financing is available through AGCO Finance for qualified purchasers. AGCO is headquartered in Duluth, GA, USA. In 2010, AGCO had net sales of $6.9 billion. http://www.AGCOcorp.com

ABOUT GSI

The GSI Group, LLC. is a major worldwide manufacturer of a wide range of agricultural equipment and systems. The Company believes that it is the largest global manufacturer of grain storage systems and one of the largest global providers of protein production equipment for swine and poultry producers. The Company markets its agricultural equipment primarily under its GSI®, DMC®, FFI™, Zimmerman™, AP™, Cumberland®, Hired Hand™ and Agromarau™ brand names in approximately 100 countries through a network of over 500 independent dealers. •••

CHALLENGER — FENDT  — MASSEY FERGUSON — VALTRA